EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Zibo Jiazhou Chemical Industry Co., Ltd.

We consent to the reference in Form S-3 of China Chemical Corp. pertaining to our report dated September 17, 2010, relating to the financial statements of Zibo Jiazhou Chemical Industry Co., Ltd. as of and for the years ended December 31, 2009 and 2008.

/s/ K.P. Cheng & Co.

K.P. Cheng & Co.
Certified Public Accountants Hong Kong
January 26, 2011